UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2022

APPYEA, INC.

Nevada	000-55403	46-1496846
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

16 Natan Alterman St, Gan Yavne Israel
(Address of Principal Executive Offices)	(Area Code)

(800) 674-3561

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement

On November 25, 2022, AppYea, Inc. (the “Company”) entered into a Securities Purchase Agreement with 1800 Diagonal Lending LLC, an accredited investor (“1800 Diagonal”), pursuant to which the Company sold 1800 Diagonal a convertible promissory note in the principal amount of $68,000 (the “1800 Diagonal Note”). The 1800 Diagonal Note accrues interest at a rate of 8% per annum (22% upon the occurrence of an event of default) and has a maturity date of November 23, 2023. The 1800 Diagonal Note was purchased for an aggregate of $68,000.

Prior to the 180th day of the issuance date Note, the Company may prepay the Note in whole or in part, however, if it does so between the issuance date and the date which is 60 days from the issuance date, the repayment percentage is 115%. If the Company prepays the Note between the 61st day after issuance and the 120th day after issuance, the prepayment percentage is 120%. If the Company prepays the Note between the 121st day after issuance and 180 days after issuance, the prepayment percentage is 125%.

1800 Diagonal may in its option, at any time beginning 180 days after the date of the note, convert the outstanding principal and interest on the 1800 Diagonal Note into shares of our common stock at a conversion price per share equal to 65% of the lowest trading price of the Company’s common stock for the 10 trading days prior to the conversion date. We agreed to reserve initially 10,059,171 shares of our common stock which may be issuable upon conversion of the 1800 Diagonal Note at all times.

The 1800 Diagonal Note provides for standard and customary events of default such as failing to timely make payments under the 1800 Diagonal Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The 1800 Diagonal Note also contains customary positive and negative covenants. The 1800 Diagonal Note includes penalties and damages payable to 1800 Diagonal in the event we do not comply with the terms of such note, including in the event we do not issue shares of common stock to 1800 Diagonal upon conversion of the note within the time periods set forth therein. Additionally, upon the occurrence of certain defaults, as described in the 1800 Diagonal Note, we are required to pay 1800 Diagonal liquidated damages in addition to the amount owed under the 1800 Diagonal Note (including in some cases up to 300% of the amount of the note and in other cases the value of the shares which 1800 Diagonal could have been issued upon the full conversion of the note after including default fees equal to 150% of the amount of such note).

So long as the Company shall have any obligation under this Note, the Company may not, without 1800 Diagonal’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business.

At no time may the 1800 Diagonal Note be converted into shares of our common stock if such conversion would result in 1800 Diagonal and its affiliates owning an aggregate of in excess of 4.99% of the then outstanding shares of our common stock.

We hope to repay the 1800 Diagonal Note prior to any conversion. In the event that the 1800 Diagonal Note is not repaid in cash in its entirety, Company shareholders may suffer significant dilution if, and to the extent that, the balance of the 1800 Diagonal Note is converted into common stock.

The Note contains standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The occurrence of any of the events of default, entitle Diagonal, among other things, to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon an “Event of Default”, interest shall accrue at a default interest rate of 22%, and the Company may be obligated pay to the Diagonal an amount equal to 150% of all amounts due and owing under the Note.

The foregoing descriptions of SPA and Note do not purport to be complete and are qualified in their entirety by the full text of the forms of the of SPA and Note which will be filed as to a periodic or quarterly report to be filed by the Company.

The offer and sale of the Note to Diagonal was made in a private transaction exempt from the registration requirements of the Securities Act in reliance on exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppYea, Inc.

By:	/s/ Asaf Porat
Name:	Asaf Porat
Title:	Chief Financial Officer

Date: December 8, 2022

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